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                             Harris Interactive Inc.
                                   Exhibit 11
              Statement Regarding Computation of Per Share Earnings
               (In thousands, except share and per share amounts)
                                   (Unaudited)



                                                   Three months ended
                                                      September 30,
                                                  2001            2000
                                              ------------    ------------

Net loss (a)                                  $     (3,230)   $     (7,626)
                                              ============    ============
Basic and diluted net loss per share (a/b)    $    (0.09)     $      (0.22)
                                              ============    ============
Weighted average shares outstanding -
  basic and diluted (b)                         34,543,527      34,196,558
                                              ============    ============